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                                                                     Exhibit 5.2


                     [SPROULE ASSOCIATES LIMITED LETTERHEAD]


We refer to the prospectus of Enerplus Resources Fund (the "Prospectus") and the registration statement on Form F-10 (the "Registration Statement").

We hereby consent to the inclusion and incorporation by reference in the Registration Statement of our report with respect to the reserves of Enerplus Resources Fund as of January 1, 2002 (the "Enerplus Report") and to the inclusion in the Registration Statement of our report with respect to a portion of the reserves of Celsius Energy Resources Ltd. as of January 1, 2002 (the "Celsius Report"). We also consent to all references to our Firm included in the Registration Statement, including the reference made under the heading "Experts" and the reference to our opinion under the heading "Presentation of our Reserve Information."

We have read the Prospectus (including the AIF) and the Registration Statement and have no reason to believe that there is any misrepresentation in the information contained therein derived from the Enerplus Report or the Celsius Report or that is within our knowledge as a result of the services we provided in preparing those reports.

                                           SPROULE ASSOCIATES LIMITED


                                           By:      /s/  Ken H. Crowther
                                           Name:    Ken H. Crowther, P.Eng.
                                           Title:   President

Calgary, Canada
November 14, 2002